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                                                                    EXHIBIT 23.1


CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Post-Effective Amendment No. 1 on Form S-3 to Form SB-2 No. 333-39425) and related Prospectus of C2i Solutions, Inc. for the registration of 1,150,000 shares of its common stock and to the incorporation by reference therein of our report dated February 27, 1998 (expect for the last paragraph of Note 3 and the fourth paragraph of Note 7, as to which the date is March 17, 1998), with respect to the financial statements of C2i Solutions, Inc. included in its Annual Report on Form 10-KSB for the year ended December 31, 1997, filed with the Securities and Exchange Commission.



                                 /s/ ERNST & YOUNG LLP

San Diego, California
February 12, 1999